Exhibit 99.1

VASCO Reports Results for First Quarter 2011

Revenue for the first quarter 2011 was $36.4 million, an increase of 52% compared to the first quarter 2010; Operating income for the first quarter 2011 was $3.1 million, an increase of 324% compared to the first quarter 2010. Financial results for the period ended March 31, 2011 and guidance for full-year 2011 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, April 26, 2011 - VASCO Data Security International, Inc. (NASDAQ: VDSI) (www.vasco.com), today reported financial results for the first quarter ended March 31, 2011.

Revenue for the first quarter of 2011 increased 52% to $36.4 million from $23.9 million in the first quarter of 2010. Net income for the first quarter of 2011 was $2.5 million, or $0.06 per fully diluted share, an increase of $1.9 million, or 336%, from $0.6 million, or $0.01 per fully diluted share, for the first quarter of 2010.

Financial Highlights:

•	Gross profit was $22.7 million, or 62%, of revenue for the first quarter of 2011. Gross profit was $16.7 million, or 70%, of revenue for the first quarter of 2010.

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Operating expenses for the first quarter 2011 were $19.6 million, an increase of 23% from $16.0 million reported for the first quarter 2010. Operating expenses for the first quarter of 2011 included $0.6 million of non-cash compensation expenses and $0.7 million of amortization expense related to purchased intangible assets. Operating expenses for the first quarter of 2010 included $0.5 million of non-cash compensation expenses and $0.1 million of amortization expense related to purchased intangible assets.

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Operating income for the first quarter 2011 was $3.1 million, an increase of $2.3 million, or 324%, from $0.7 million reported for the first quarter of 2010. Operating income as a percentage of revenue in the first quarter 2011 was 8.4% compared to 3% in the first quarter of 2010.

•	Earnings before interest, taxes, depreciation and amortization were $4.5 million for the first quarter 2011, an increase of 196% from $1.5 million reported for the first quarter of 2010.

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Net cash balances, total cash and cash equivalents less bank borrowings, at March 31, 2011 totaled $86.0 million compared to $85.5 million at December 31, 2010. There were no bank borrowings at either March 31, 2011 or December 31, 2010.

Operational and Other Highlights:

•	VASCO won 574 new customers in Q1 2011 (126 new banks and 448 new enterprise security customers).

•	VASCO acquired DigiNotar in January 2011.

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VASCO’s DIGIPASS technology to be embedded into Intel® Identity Protection Technology (Intel® IPT). This will allow customers to easily deploy two-factor authentication without the need to roll-out software or hardware devices to end-users. This collaboration will make market-leading authentication available on select 2nd Generation Intel® Core™ processor-based PCs.

•	Volunteer Corporate Credit Union deployed DIGIPASS GO 6 to secure access to its online application.

•	Belgian cloud computing specialist, Adapti, secures online applications with DIGIPASS as a Service. Adapti’s core activity is the implementation of its clients’ ‘in the cloud’ CRM-programs.

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VASCO announced a build out of the company’s multi-tier channel strategy in the EMEA region. The strategy is an extension of its existing partner program, tailored to the specific needs of its distributors and resellers throughout the region.

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VASCO enhances its North-American channel partner program by introducing VASCO Partner, VASCO Select Partner, and VASCO Ready Premium Partner programs to provide channel partners with tailored benefits depending on their level of commitment.

Guidance for full-year 2011:

VASCO is reaffirming its guidance for the full-year 2011 as follows:

•	Revenue growth of 20% or more for the full-year 2011 over full-year 2010,; and

•	Operating margins, excluding expenses related to the amortization of acquisition-related intangible assets, for full-year 2011 are projected to be in the range of 8% to 12% of revenue.

“Consistent with the second half of 2010, the first quarter of 2011 continued to show strong revenue growth from our traditional businesses,” stated T. Kendall Hunt, Chairman & CEO. “Revenues in the first quarter of 2011 were the second highest in the company’s history, reflecting strong growth from the banking market partially offset by a small decline in revenues from the enterprise and application security market. In addition to the strong revenue growth, we continued to invest in new technology and people as evidenced by the acquisition of DigiNotar in January of 2011 and the acquisition of Alfa & Ariss, which closed on April 1, 2011. While revenues from DigiNotar and Alfa & Ariss are not expected to be significant in 2011, we believe that both acquisitions will provide technology that will enhance our current product line as well as provide us with technical expertise that will be important to the continued development and rollout of our authentication services product lines.”

“In addition to the growth in revenue, we saw a significant increase in order intake during the first quarter of 2011 compared to the first quarter of 2010,” said Jan Valcke, VASCO’s President and COO. “We are also encouraged to see that the pipeline for future deals continues to be strong. While we expect that there will continue to be pressure on price and terms of new large banking deals, as evidenced by the decline in our gross margins in the first quarter of 2011, we expect that we will be able to improve our gross margins as the growth rate in the enterprise and application security revenue increases and our authentication service business model gains momentum in the quarters ahead.”

Cliff Bown, Executive Vice President and CFO added, “During the first quarter of 2011 our cash and working capital balances were impacted by our cash purchase of DigiNotar for 10 million Euros or approximately 12.9 million USD. At March 31, 2011 our working capital balance was $90.8 million, a decrease of $6.1 million, or 6%, from December 31, 2010 and our net cash balance was $86.0 million, an increase of $0.5 million or less than 1% from December 31, 2010.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, April 26, 2011, at 10:00 a.m. EDT - 16:00h CET. During the conference call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the first quarter 2011.

To participate in this conference call, please dial one of the following numbers:

USA/Canada: +1 800-252-8295

International: +1 212-231-2930

And mention VASCO to be connected to the conference call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day for at least 60 days.

VASCO Data Security International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2011	2010

Net revenue	$36,358	$23,915

Cost of goods sold	13,678	7,227

Gross profit	22,680	16,688

Operating costs:
Sales and marketing	9,512	7,929
Research and development	4,057	3,272
General and administrative	5,361	4,648
Amortization of purchased intangible assets	681	115

Total operating costs	19,611	15,964

Operating income	3,069	724

Interest income	112	71
Other income (expense), net	291	60

Income before income taxes	3,472	855
Provision for income taxes	972	282

Net income	$2,500	$573

Basic net income per share	$0.07	$0.02
Diluted net income per share	$0.06	$0.01

Weighted average common shares outstanding:
Basic	37,518	37,400

Diluted	38,468	38,287

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$86,022	$85,533
Accounts receivable, net of allowance for doubtful accounts	20,088	21,702
Inventories	11,771	10,710
Prepaid expenses	2,099	1,859
Foreign sales tax receivable	1,419	2,282
Deferred income taxes	355	369
Other current assets	1,734	199

Total current assets	123,488	122,654

Property and equipment, net	5,450	4,771
Goodwill	16,377	12,772
Intangible assets, net of accumulated amortization	11,308	1,603
Other assets	1,253	1,141

Total assets	$157,876	$142,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,989	$8,857
Deferred revenue	10,766	6,464
Accrued wages and payroll taxes	6,594	4,971
Income taxes payable	2,600	2,109
Other accrued expenses	3,716	3,364

Total current liabilities	32,665	25,765

Deferred compensation	651	456
Deferred revenue	35	47
Deferred tax liability	1,007	180

Total liabilities	34,358	26,448

Stockholders’ equity :
Common stock	38	38
Additional paid-in capital	68,814	68,428
Accumulated income	50,024	47,524
Accumulated other comprehensive income	4,642	503

Total stockholders’ equity	123,518	116,493

Total liabilities and stockholders’ equity	$157,876	$142,941

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended March 31,
	2011	2010
	(in thousands, unaudited)
EBITDA	$4,480	$1,516

Interest income, net	112	71
Provision for income taxes	(972)	(282)
Depreciation and amortization	(1,120)	(732)

Net income	$2,500	$573

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet security applications and transactions. VASCO has positioned itself as global software company for Internet security serving a customer base of over 10,000 companies in more than 100 countries, including more than 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “mean,” “potential” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

VASCO’s Annual Report on Form 10-K for the year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other public filings with the U.S. Securities and Exchange Commission discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. VASCO does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com